EXHIBIT 10.1
Tower Group, Inc.
2004 Long Term Equity Compensation Plan
Restricted Stock Award Agreement

SECTION 1.	GRANT OF RESTRICTED STOCK
     (a)     Restricted Stock. Subject to the terms and conditions set forth in the Notice of Restricted Stock Grant and this Restricted Stock Award Agreement (together, the “Agreement”), the Company grants to the Grantee on the Grant Date the Restricted Stock set forth in the Notice of Restricted Stock Grant. It has been determined that the value of the past services performed by the Grantee equals or exceeds the par value of the shares subject to this Agreement.
     (b)     Plan and Defined Terms. The Restricted Stock is granted pursuant to the Plan, a copy of which the Grantee acknowledges having received. All terms and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated, herein by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provision of the Plan will govern. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

SECTION 2.	FORFEITURE AND TRANSFER RESTRICTIONS
     (a)     Forfeiture Restrictions. If the Grantee’s employment is terminated for any reason other than (i) death, (ii) Disability (as defined below) or (iii) termination by the Company (or a Subsidiary, as applicable) without Cause (as defined below), the Grantee shall forfeit to the Company any shares of Restricted Stock that are subject to a Period of Restriction at the time of such termination of employment. If the Grantee’s employment terminates due to the Grantee’s death or Disability, or if the Grantee’s employment is terminated by the Company (or a Subsidiary, as applicable) without Cause, any shares of Restricted Stock then subject to a Period of Restriction shall immediately vest and become free of the forfeiture and transfer restrictions described in this Section 2 on the date of the Grantee’s termination of employment.
     (b)     Definition of “Cause.” If the Grantee has an employment agreement with the Company or a Subsidiary, the term “Cause” shall have the meaning ascribed to such term in the Grantee’s employment agreement. If the Grantee’s employment agreement does not define the term “Cause,” or if the Grantee does not have an employment agreement with the Company or a Subsidiary, the term “Cause” shall mean (i) the willful engaging by the Grantee in misconduct that is injurious to the Company or a Subsidiary (monetarily or otherwise), (ii) the Grantee’s conviction of, or pleading guilty or nolo contendere to, a crime involving moral turpitude or a felony, (iii) any serious or continuing breach by the Grantee of any material term of any agreement with the Company or Subsidiary or any confidentiality, non-solicitation, or non-competition covenant to which the Grantee is subject, or (iv) the Grantee’s failure to perform, in a timely, professional and competent manner, (A) the orders’ or requests of the Board; (B) the orders or requests of the CEO or the Grantee’s direct supervisor; or (C) any material duties under any agreement with the Company or a Subsidiary.

     (c)     Definition of “Disability.” The Grantee’s employment shall be deemed to have terminated due to the Grantee’s Disability if the Grantee is entitled to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the date of termination of Grantee’s employment.
     (d)     Transfer Restrictions. During the Period of Restriction, the Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.
     (e)     Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock in accordance with the Notice of Restricted Stock Grant. Subject to the terms of the Plan and Section 4(a) hereof, upon lapse of the Period of Restriction, the Grantee shall own the shares that are subject to this Agreement free of all restrictions otherwise imposed by this Agreement.
     (f)     Employment Agreement. Notwithstanding the foregoing, if the terms of any employment agreement between the Grantee and the Company or a Subsidiary provides more favorable terms concerning the impact of the Grantee’s termination of employment on the Grantee’s restricted stock awards, such terms of the Employment Agreement shall govern.

SECTION 3.	STOCK CERTIFICATES
     The shares of Restricted Stock subject to this Agreement shall be registered in the Grantee’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed or otherwise has been satisfied. If the shares are registered in book entry form the restrictions shall be placed on the book-entry registration. The Grantee may also be required to execute and return to the Company a blank stock power for each Restricted Stock certificate (or instruction letter, with respect to shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.
     Except for the transfer restrictions, and subject to such other restrictions, if any, as determined by the Committee, the Grantee shall have all other rights of a holder of shares, including the right to receive dividends paid (whether in cash or property) with respect to the Restricted Stock and the right to vote (or to execute proxies for voting) such shares. If all or part of a dividend in respect of the Restricted Stock is paid in the form of shares or any other security issued by the Company, such shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was issued.

SECTION 4.	MISCELLANEOUS PROVISIONS
     (a)     Tax Withholding. In accordance with Article 17 of the Plan (or a successor provision), the Committee shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award. The Grantee may elect that the withholding requirement be satisfied by by directing the surrender to the Company of shares of Restricted Stock having a Fair Market Value equal to the minimum statutory withholding that could be imposed on the transaction. Any such election by a Grantee shall be irrevocable, made in writing and signed by the Grantee.
     (b)     Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement by the Company, the Board, the Committee or any designee thereof.
     (c)     Notice. Any notice to be served hereunder shall be given personally in writing to the Grantee or to the Secretary of the Company (as the case may be) or shall be couriered or posted by registered mail to the Company (to the attention of its Secretary) at its principal executive office or to the Grantee at the address that he most recently provided in writing to the Company. Any such notice sent by post shall be deemed served three days after it is posted, and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and put in the post or couriered.
     (d)     Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such jurisdiction, without giving effect to conflicts of law principles.
     (e)     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     (f)     Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan (or a successor provision) may be made without such written agreement.
     (g)     Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
     (h)     References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.